EXHIBIT 4.3
                                                                     -----------

                                Q-DOT GROUP, INC.

                        INCENTIVE STOCK OPTION AGREEMENT

     THIS AGREEMENT, made this _______ day of ____________ , 19___, by and between Q-DOT GROUP, INC. (hereinafter called the "Company"), a Delaware corporation, and ______________________, an employee or Board member of the Company or its subsidiaries (hereinafter called the "Optionee").

     WHEREAS, the Board of Directors of the Company has adopted an Incentive Stock Option Plan (the "Plan"); and

     WHEREAS, the Board of Directors of the Company considers it desirable and in the Company's best interests that the Optionee be given an opportunity to purchase shares of its Common Stock in furtherance of the Plan to provide incentive for the Optionee to remain in the employ or Board membership of the Company and to promote the success of the Company.

     NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

     1. GRANT OF OPTION. The Company hereby grants to the Optionee the right, privilege and option to purchase ______________ (___) shares of the Common Stock of the Company, at a purchase price of _______________ Dollars ($_____) per share in the manner and subject to the conditions hereinafter provided. Said purchase price is not less than the fair market value of the shares of Common Stock of the Company at the time this option is granted.

     2.  PERIOD OF EXERCISE OF OPTION.

         (a) The option will be exercisable for a period of nine years from the date of the grant. The option may not be exercised during the period ending one year from the date of the grant. During the period beginning one (1) year from the date of the grant and ending nine (9) years from the date of the grant, the option may be exercised with respect to not more than twenty-five percent (25%) of the initial number of shares subject to the option; during the period beginning two (2) years from the date of the grant and ending nine (9) years from the date of the grant, the option may be exercised with respect to not more than an additional twenty-five percent (25%) of the initial number of shares subject to the option; during the period beginning Three (3) years from the date of the grant and ending nine (9) years from the date of the grant, the option may be exercised with respect to not more than an additional twenty-five percent (25%) of the initial number of shares subject to the option; during the period beginning four (4) years from the date of the grant and ending nine (9) years from the date of the grant, the option may be exercised with respect to one hundred percent of the initial number of shares subject to the option. The Optionee's right to purchase stock shall be cumulative.

         (b) If the employment or Board membership of the Optionee by the Company is terminated for any reason other than (i) his or her death, (ii) his or her discharge for dishonesty or commission of a crime, or (iii) his or her employment with a competitor of the Company without the Company's consent, the Optionee may, within three (3) months thereafter, subject to the provisions of subparagraph (a) above, exercise the option to the extent that the option was exercisable as of the date of termination of his or her employment or Board membership. All unexercised portions of the option shall terminate, be forfeited and shall lapse upon the expiration of said three-month period, or immediately if the employment of the Optionee is terminated by the Company for any of the reasons set forth in (ii) or (iii) above.

         (c) If the Optionee dies while employed by or serving on the Board of the Company or within three months after termination of his or her employment or Board membership, for any reason other than as set forth in (b)(ii) or (iii) above, then within six months after the date of the Optionee's death, subject to the provisions of subparagraph (a) above, the option may be exercised by his or her estate or by any person who has acquired the Optionee's right to exercise the option by bequest or inheritance to the extent the option was exercisable as of the date of his or her death. Upon the expiration of said six-month period, all unexercised options shall terminate, be forfeited and shall lapse.

     3. METHOD OF EXERCISE. In order to exercise the option, the Optionee must give written notice to the Secretary of the Company at 1069 Elkton Drive, Colorado Springs, Colorado 80907-3579. Said notice shall be accompanied by full payment for the shares being purchased; a written statement that the shares are purchased for investment and not with a view to distribution, and acknowledgment of restrictions on the transferability of the shares by executing a letter in the form of the letter attached hereto and marked Exhibit (i). If the option is exercised by the successor of the Optionee following his or her death, proof shall also be submitted of the right of the successor to exercise the option. Shares of stock issued pursuant to the option shall bear the following legend:

     "The securities represented by this stock certificate have not been registered under the Securities Act of 1933 (the "Act") or applicable state securities laws (the "State Acts"), and shall not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to the Corporation of a favorable opinion of its counsel or submission to the Corporation of such other evidence as may be satisfactory to counsel for the Corporation, to the effect that any such transfer shall not be in violation of the Act and the State Acts."

and shall be subject to appropriate stop-transfer instructions. The Company shall not be required to transfer or deliver any certificate or certificates for shares purchased upon any such exercise of said option: (a) until after compliance with all then applicable requirements of law; and (b) prior to admission of such shares to listing on any stock exchange on which the stock may then be listed. In no event shall the Company be required to issue fractional shares to the Optionee.

     4. LIMITATION UPON EXERCISE. The option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable, during the lifetime of the Optionee, only by the Optionee.

     5. LIMITATION UPON TRANSFER. Except as otherwise provided herein, the option and all rights granted hereunder shall not be transferred by the Optionee, and may not be assigned, pledged, or hypothecated in any way and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer the option, or to assign, pledge, hypothecate or otherwise dispose of such option or of any rights granted hereunder, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such option or such rights, such option and such rights shall immediately become null and void.

     6. STOCK ADJUSTMENT. In the event of any change in Common Stock of the Company by reason of a stock split, stock distribution, recapitalization, exchange of shares, or other transaction, the number of shares remaining subject to the option and the option price per share shall be appropriately adjusted by the Board.

     7. CORPORATION REORGANIZATION. If there shall be any capital reorganization or merger of the Company with another corporation or corporations, or any sale of all or substantially all of the Company's properties and assets to any other corporation or corporations, the Company shall take such action as may be necessary to enable the Optionee to receive upon any subsequent exercise of such option, in whole or in part, in lieu of shares of Common Stock, securities or other assets as were issuable or payable upon such reorganization, merger or sale in respect of, or in exchange for such shares of Common Stock.

     8. RIGHTS OF STOCKHOLDER. Neither the Optionee, his or her legal representative, nor other persons entitled to exercise the option shall be or have any rights of a stockholder in the Company in respect of the shares issuable upon exercise of the option granted hereunder, unless and until certificates representing such shares shall have been delivered pursuant to the terms hereof.

     9. STOCK RESERVED. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy the terms of this Agreement and shall pay any original issue taxes on the exercise of this option.

     10. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


                                           By:
---------------------------------             ----------------------------------
         Optionee                             President, Q-DOT GROUP, INC.

                                   EXHIBIT (i)



Q-DOT GROUP, INC.
1069 Elkton Drive
Colorado Springs, CO  80907-3579



Ladies and Gentlemen:

     This will confirm my understanding with respect to the shares to be issued (or reissued) to me by reason of my exercise this date of certain stock option rights granted to me by Q-DOT GROUP, INC. for the purchase of ______________(___) shares of Common Stock (the Shares) as follows:

     (a) I am acquiring the Shares for my own account for investment with no present intention of dividing my interest with others or of reselling or otherwise disposing of any of the Shares.

     (b) The Shares are being issued without registration under the Securities Act of 1933 (the "Act") in reliance upon the private offering exemption contained in Section 4(2) of the Act, and such reliance is based in part on the above representation.

     (c) The certificate for the shares of stock to be issued to me will bear the following legend:

     "The securities represented by this stock certificate have not been registered under the Securities Act of 1933 (the "Act") or applicable state securities laws (the "State Acts"), and shall not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to the Corporation of a favorable opinion of its counsel or submission to the Corporation of such other evidence as may be satisfactory to counsel for the Corporation, to the effect that any such transfer shall not be in violation of the Act and the State Acts."

Appropriate stop transfer instructions will be issued by the Company to its transfer agent.

     (d) Since the shares have not been registered under the Act, they must be held indefinitely until an exemption from the registration requirements of the Act is available or they are subsequently registered, in which event the representation in Paragraph (a) hereof shall terminate.

     (e) These understandings shall not preclude a sale in compliance with Rule 144 under the Act, as such rule may be amended and in effect at the time. Sales of the shares made in reliance upon Rule 144 may only be made if the Rule is then available and then only in limited amounts in accordance with the terms and conditions of the Rule as in effect at the time of said sales. I agree to furnish you, prior to any such sale, an executed copy of the related Form 144, written confirmation of compliance with the Rule by myself and the broker executing the sale, an opinion of counsel satisfactory to you that the sale does not require registration under the Act, and such other evidence as you shall request of compliance under the Rule.

     (f) Q-DOT GROUP, INC. is not obligated to comply with the registration requirements of the Act or with the requirements for an exemption under Regulation A under the Act for my benefit.

     I further agree, in conjunction with the issuance of the shares of Q-DOT GROUP, INC. common stock, to execute a Shareholder's Agreement in substantially the same form as Exhibit (iii).

Date:                             Signed
      -----------------------           ----------------------------------------

                                  EXHIBIT (ii)


                                  PURCHASE FORM





Q-DOT GROUP, INC.
1069 Elkton Drive
Colorado Springs, CO  80907-3579




Ladies and Gentlemen:

     The undersigned hereby irrevocably subscribes for ______________(____) shares of Common Stock of Q-DOT GROUP, INC., pursuant to and in accordance with the terms and conditions of the Stock Option Agreement dated ___________, 19___, and hereby makes payment of __________________ Dollars ($______) therefore, and requests that a certificate for such shares be issued in the name of the undersigned and delivered to the undersigned at the address listed below.


                                        [Name]



                                        Address


Dated:              , 19
      --------------    ----

                                  EXHIBIT (iii)

                              SHAREHOLDER AGREEMENT


     This Agreement is entered into effective _______________, 1999 (200x) by _________________(referred to as "Shareholder"), and Q-DOT Group, Inc., a Delaware corporation (referred to as the "Corporation").

                                    RECITALS

     A. The parties desire to control the ownership and transfer of the Stock and thereby to help facilitate the continuous, harmonious and effective management of the Corporation.

     B. The Corporation has elected to be taxed as an S corporation (an "S Election") under the Internal Revenue Code. Shareholder and the Corporation desire to maintain this S Election.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties agree as follows:

1.   STOCK OWNERSHIP

     1.1 At this time, Shareholder owns __________ shares of the Corporation's outstanding common stock (the "Shares"). In the event of changes in the Shares by reason of stock dividends, stock splits, additional acquisitions, or combination of shares, reclassifications, recapitalizations, mergers, consolidations or reorganizations, this Agreement shall apply to all of the resulting equity securities, but not to resulting debt obligations. Similarly, the term "Shares" shall apply to all such equity securities.

     1.2 The stock certificates evidencing the Shares have been or will be endorsed as follows:

         "The sale or transfer of this certificate is subject to a Shareholder Agreement dated ___________________, 19____, a copy of which is on file with the Secretary of the Corporation."

2.   STOCK TRANSFER RESTRICTION

     While this Agreement is in effect, Shareholder shall not have any right to sell, gift, assign, encumber, transfer or otherwise convey the Shares except as provided by this Agreement. Any sale, gift, assignment, encumbrance, transfer or other disposition of the Shares in contravention of the terms of this Agreement shall be null and void.


3.   OPTION TO SELL TO A THIRD PARTY

     3.1 If a Shareholder (the "Seller") receives a bona fide offer in writing (the "Offer") from any person (the "Third Party") to purchase all or any part of the Seller's Stock (the "Offered Stock") and the Seller desires to accept the Offer, the Seller shall give prompt written notice ("Notice") of that desire to the Corporation together with a copy of the Offer.

     3.2 The Corporation shall have the option to purchase all or a portion of the Offered Stock. To exercise this option, it must provide the Seller with written notice of its desire to purchase the Offered Stock within 30 days after the date of the Notice.

     3.3 All purchases and sales pursuant to this section 3 shall be at the price and on the terms set forth in the Offer and shall close within 30 days of the date that written notice is given of the election to exercise the option. If all of the Offered Stock is not purchased through the foregoing procedures by the Corporation, then none of the Offered Stock may be purchased by the Corporation and the Offered Stock may be sold by the Seller to the Third Party at the price and upon the terms of the Offer, it being understood that the

Seller may not sell the Offered Stock at a price or on terms that differ from the Offer without first re-offering the Offered Stock to the Corporation pursuant to the procedures in this section 3.

     3.4 If the Offered Stock is not purchased by the Third Party pursuant to this section 3 within 60 days from the date of receipt of the Offer by the Seller, the Offer shall be deemed to have expired and the Offered Stock must be re-offered to the Corporation pursuant to the procedure in this section 3 if the Seller wishes to accept the Offer.

     3.5 This section 3 shall apply in the same manner to an offer made to a trustee in bankruptcy who acquires control or ownership of Shareholders' Shares.


4. DEATH OF SHAREHOLDER OR CESSATION OF SHAREHOLDER'S INVOLVEMENT WITH THE CORPORATION

     4.1 If the Shareholder dies, or his involvement with the Corporation as an employee, board member or advisor ceases for any reason, the Corporation shall have the option to purchase all of the Shareholder's Shares. To exercise this option, it must provide the Shareholder with written notice of its desire to purchase the Shareholder's Shares within 30 days of the death of the Shareholder or the cessation of the Shareholder's involvement with the Corporation.

     4.2 If the Corporation exercises its option pursuant to this section 4, the purchase price will be determined based on a formula which consists of: (i) the "Book Value" per share at the end of the last fiscal year; plus (ii) four times the "Weighted Average" of the three previous years' earnings per share. "Book Value" for purposes of this formula is defined as total assets less total liabilities plus un-reimbursed R&D expenses amortized over a four year period. "Weighted Average" is obtained by weighting the most recently completed year by a factor of three, the next most recent year by a factor of two, and the year prior to the next most recent year by a factor of one. The sum of the weighted components is then divided by six to obtain the "Weighted Average." The
Corporation's Board of Directors, in its sole discretion, may exclude any unusual material items to the earnings for any of the years included in the computation.

     4.3 The closing of any purchase under this section 4 shall take place within 90 days of the date that the Shareholder dies or ceases to be involved with the Corporation on a date selected by the Corporation. The purchase price will, at the Corporation's option, be paid either entirely in cash at closing, or 25% of the purchase price will be paid in cash at closing, and the remaining amount will be paid in 24 equal monthly payments with the first payment due on or before 30 days after the closing. Interest shall accrue on any amounts paid over time pursuant to this section at the prime rate published in the Wall Street Journal on the date of closing.

5.   SUBCHAPTER "S" ELECTION

     5.1 Shareholder agrees not to revoke, nor take any action or refuse to take any action which would result in the automatic termination of the Corporation's "S" corporation election, unless all of the other shareholders of the Corporation agree in writing to revoke or terminate the election. In addition, if all of said shareholders agree to revoke or terminate said election, then the Shareholder agrees to comply with any Internal Revenue Code requirements necessary to effect said revocation or termination.

     5.2 If the Corporation's "S" election is terminated through inadvertence by reason of its ceasing to be a "small business corporation" or its receipt of passive income in excess of the amount allowed by the IRS Code, then the Corporation and the Shareholder agree to take all such corporate and other actions as may reasonably be taken in order to preserve the Corporation's "S" corporation status. To this end, the Corporation shall within a reasonable period of time after discovery of the event resulting in such termination, take appropriate steps so that it is once more a "small business corporation". Further, the Corporation and the Shareholder agree to make all adjustments required by the Internal Revenue Service to preserve the Corporation's "S" corporation status.

     5.3 In the event all of the shareholders of the Corporation agree to revoke the Corporation's "S" corporation election as provided for in section 5.1 above, the Board of Directors of the Corporation shall, in its sole discretion, specify the effective date of the revocation.

     5.4 If at the time Shareholder or any other shareholder terminates his interest in the Corporation and it retains its Subchapter "S" status, then the Board of Directors shall have the sole discretion to determine whether items of income (including tax exempt income), loss, deduction or credit shall be allocated to the withdrawing Shareholder on a pro rata basis in the manner set forth in Section 1377(a)(1) of the IRS Code or whether said items shall be applied as if the taxable year consisted of two taxable years, the first of which ends on the date of said Shareholder's termination of interest, in the manner set forth in Section 1377(a)(2) of the IRS Code. If the Board of Directors elects the latter alternative, Shareholder agrees to consent, together with the other shareholders, to the election. Shareholder shall therefore promptly execute and deliver to the Corporation all documents necessary to make said election.

6.   AMENDMENT AND TERMINATION OF AGREEMENT

     This agreement may be amended at any time by written amendment signed by both parties.

7.   ACCEPTANCE OF TERMS OF THIS AGREEMENT

     Any person acquiring shares of Stock from a Shareholder shall, immediately on acquiring any interest in any Stock, become bound by the terms of this Agreement and the transfer of shares of Stock shall not be made on the books of the Corporation until the acquiring person has executed a shareholder agreement in the same form and substance as this Agreement. Failure or refusal to sign the Shareholder Agreement shall not relieve any acquiring person from any obligations under this Agreement.

8.   ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements. This Agreement may only be modified in writing signed by both parties.

9.   BINDING EFFECT

     This Agreement shall bind and benefit the parties and their respective heirs, beneficiaries, grantees, donees, legal representatives, successors, and assigns.

10.  CAPTIONS

     Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

11.   COUNTERPARTS

     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement.

12.  SEVERABILITY

     If any provision of this Agreement is found in binding arbitration or by a court of competent jurisdiction to be invalid or unenforceable, the offending provision shall be deemed stricken from the Agreement, and every other provision shall remain in full force and effect.

13.  GOVERNING LAW

     This Agreement shall be governed by the laws of the State of Colorado.


     IN WITNESS WHEREOF, the parties have signed this Agreement to be effective as of the date specified above.


                                        SHAREHOLDER:



                                        ----------------------------------------



                                        Q-DOT GROUP, INC.


                                        By
                                          --------------------------------------
                                          President